UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 5, 2006 (July 1, 2006)
INDYMAC BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-08972	95-3983415
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
888 East Walnut Street, Pasadena, California 91101-7211
(Address of Principal Executive Office)
Registrant’s telephone number, including area code: (800) 669-2300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 7.01. Regulation FD Disclosure
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 99.1

Item 1.01. Entry into a Material Definitive Agreement.
Employment Agreement with James R. Mahoney
          On July 1, 2006, IndyMac Bank, F.S.B. (“Indymac Bank”), a wholly-owned subsidiary of IndyMac Bancorp, Inc. (“Indymac Bancorp”), entered into an amended and restated employment agreement with James R. Mahoney, who presently serves as Executive Vice President of Indymac Bank and Chief Executive Officer of Financial Freedom Senior Funding Corporation (“Financial Freedom”), a subsidiary of Indymac Bank. The amended agreement extends the term of Mr. Mahoney’s employment and contemplates a change in his duties and responsibilities with Financial Freedom. Under the amended agreement, Mr. Mahoney has agreed to remain an employee of Financial Freedom in the following positions:
•	Co-Chief Executive Officer (“Co-CEO”) and Chairman of the Board (“Chairman”) of Financial Freedom from July 1, 2006 to December 31, 2006;

•	Chairman of Financial Freedom and “special advisor” to the then-acting Chief Executive Officer of Financial Freedom from January 1, 2007 through December 31, 2007; and

•	Chairman of Financial Freedom from January 1, 2008 through June 30, 2011.
          The amended agreement also provides that Mr. Mahoney will receive an annual base salary in accordance with the following schedule:
•	$1,500,000 from July 1, 2006 through June 30, 2007,

•	$1,250,000 from July 1, 2007 through June 30, 2008,

•	$1,000,000 from July 1, 2008 through June 30, 2009, and

•	$500,000 from July 1, 2009 through June 30, 2011.
The amended agreement provides Mr. Mahoney will not be eligible for annual incentive compensation or equity incentive awards during the term, other than pro rated grants for 2006 based upon his service through June 30, 2006.
          Mr. Mahoney’s amended agreement requires him to refrain from soliciting customers or employees of Indymac Bank and its affiliates for a period of eighteen months after termination of employment, and to refrain from disclosing any “confidential information” or “trade secrets,” as defined in the amended agreement, for a period of eighteen months after termination of employment.

     In the event of Mr. Mahoney’s termination “Without Cause,” as defined in the amended agreement, Indymac Bank will be obligated to pay Mr. Mahoney (a) his base salary through the last day of employment, (b) reimbursement for his cost in continuing certain health and insurance benefits for one year following the date of termination, (c) immediate vesting of all of his stock options and other equity grants previously awarded by Indymac Bancorp that would, by their normal terms, vest within one year of his date of termination , and (d) an amount equal to the lesser of (i) the product obtained by multiplying one-twelfth of Mr. Mahoney’s then-current base salary, increased by 100%, by the number of whole months remaining from his date of termination until the end of the employment term or (ii) 1.5 times his then-current base salary, payable in equal monthly installments starting six months from his date of termination through the end of the calendar year in which the termination occurs. If such six-month period ends in the calendar year following the year in which his termination occurs, this severance amount will be paid in a lump sum at the end of the six-month period.
     If such termination Without Cause occurs within two years following a “Change in Control”, as defined in the amended agreement, or if his employment is terminated due to his death or disability within two years following a change in control, his severance benefits remain the same, except that cash severance will equal 2.0 times his then-current base salary and will be payable in a lump sum six months following the date of termination. In addition, any stock options (or other incentive awards that may be exercised) will accelerate and remain exercisable until (a) the later of the fifteenth day of the third month following the date the award otherwise would have expired if the exercise period had not been extended pursuant to this provision, or December 31 of the calendar year in which the award otherwise would have expired if the exercise period had not been so extended, or (b) if earlier, their full-term expiration. For purposes of the amended agreement, Change in Control has the same meaning as in the IndyMac Bancorp, Inc. 2002 Incentive Plan, as amended and restated. In addition, a Change in Control is deemed to include the sale of Financial Freedom to a third party or the completion of an underwritten initial public offering of Financial Freedom.
     Mr. Mahoney’s benefits in the event of his disability without a Change in Control would be similar to the benefits he would receive for a termination Without Cause, but his cash severance would be equal to the product obtained by multiplying one-twelfth of his then-current base salary, decreased by 50%, by the number of whole months remaining from his date of termination until the end of the employment term. In addition, he would be eligible to receive reimbursement for his expenses in continuing health and insurance benefits up to the end of the then-current term of the amended agreement. Mr. Mahoney’s benefits in the event of his death without a Change in Control would be similar to the benefits he would receive for a termination Without Cause, but his cash severance would be equal to 2.0 times his then-current base salary.
     If Mr. Mahoney is terminated for “Poor Performance,” as defined in the amended agreement, his cash severance payment would depend upon his position and years of continuous service with Indymac Bank and its affiliates and would be equal to the lesser of (a) the product obtained by multiplying his then-current annual base salary by either 0.5 or 1.0, or (b) the product obtained by multiplying one-twelfth of his then-current annual base salary, either reduced by 50% or not so reduced, by the number of whole months remaining from the termination date until the end of the term of the amended agreement. He would not receive acceleration of equity awards or reimbursement for continuing health and insurance benefits. If he resigns or is terminated for Cause, he will not receive any severance payments or benefits.
     In the event that any of the severance payments and benefits for termination Without Cause or for Poor Performance are subject to federal excise taxes under the “golden parachute” provisions of the federal tax code, the payments will include gross-up for any such excise taxes plus any excise, income or payroll taxes owed on the payment of the gross-up for the excise taxes, but only as permitted by law and only if, at such time, Mr. Mahoney has more than ten years continuous service with Indymac Bank and its affiliates or is a Section 16 Reporting Person.
     A copy of Mr. Mahoney’s amended and restated employment agreement is attached hereto as Exhibit 10.1.
Amendment of Stockholders Agreement with James R. Mahoney
     On July 1, 2006, Indymac Bank entered into a letter agreement with Mr. Mahoney amending the terms of a stockholders agreement between Indymac Bank and Mr. Mahoney relating to Financial Freedom (which was effective as of the closing of the acquisition of Indymac Bank’s interest in Financial Freedom) and providing for the purchase of Mr. Mahoney’s equity interest in Financial Freedom for a purchase price of $40 million.
     Pursuant to the letter agreement, and at Mr. Mahoney’s request, Indymac Bank agreed to allow Mr. Mahoney to exercise early his right to require Indymac Bank to purchase all of his equity interest in Financial Freedom pursuant to the terms and conditions of the stockholders agreement, which otherwise would have required Mr. Mahoney to wait until the third quarter of 2007 to exercise this right. The $40 million purchase price for Mr. Mahoney’s 6.25% equity interest in Financial Freedom was based on the actual results of operations of Financial Freedom in the first quarter of 2006 and Mr. Mahoney’s representation that the after tax net operating income of Financial Freedom for the second quarter of 2006 will be not less than $9 million. The acquisition of Mr. Mahoney’s equity interest by Indymac Bank closed on July 3, 2006 and as a result Financial Freedom is now a wholly owned subsidiary of Indymac Bank.
     Pursuant to the terms of the stockholders agreement and the letter agreement, Mr. Mahoney has agreed, subject to limited exceptions, not to compete with Financial Freedom or Indymac Bank for a period of three years commencing on July 3, 2006. If Mr. Mahoney breaches his agreement not to compete he will be required to repay to Indymac Bank a portion of the purchase price he received for his equity interest in Financial Freedom. The amount of any such payment is contingent upon the timing of any such breach by Mr. Mahoney.
     A copy of the letter agreement amending the stockholders agreement is attached as Exhibit 10.2.
Item 7.01. Regulation FD Disclosure.
     On July 5, 2006, Indymac Bancorp issued a press release announcing that it will increase its ownership interest in Financial Freedom from 93.75% to 100% and will not pursue an initial public offering of Financial Freedom. The press release also describes changes in management of Financial Freedom and other related strategic matters.
     A copy of Indymac Bancorp’s press release is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

EXHIBIT
NUMBER	DESCRIPTION

10.1	Amended and Restated Employment Agreement entered into July 1, 2006 between IndyMac Bank, F.S.B. and James R. Mahoney.

10.2	Letter Agreement entered into July 1, 2006 between IndyMac Bank, F.S.B. and James R. Mahoney.

99.1	Press release of IndyMac Bancorp, Inc. dated July 5, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDYMAC BANCORP, INC.
Date: July 5, 2006	By:	/s/ Michael W. Perry
Michael W. Perry
Chairman and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

10.1	Amended and Restated Employment Agreement entered into July 1, 2006 between IndyMac Bank, F.S.B. and James R. Mahoney.

10.2	Letter Agreement entered into July 1, 2006 between IndyMac Bank, F.S.B. and James R. Mahoney.

99.1	Press release of IndyMac Bancorp, Inc. dated July 5, 2006.